Exhibit 10.1

1 March 2004

Mr. Hugh Evans
9 Eaglehawk Place
West Pennant Hills NSW 2125

EMPLOYMENT OFFER: Managing Director

Dear Hugh

We are delighted to offer you a position with Moneytech Limited, (“the Company”), in the position of Managing Director. The Company may also, from time to time, change your duties in consultation with you.

The terms and conditions of employment are outlined hereunder:

1.	TERM

Your employment will commence on Monday 1st March 2004. Please note that the terms and conditions of this contract are effective from your commencement date and will continue in force until the contract is terminated in accordance with the termination clause of this contract.

2.	DUTIES

It is expected that you shall:

1.	Perform the duties prescribed, as per your key accountabilities/responsibilities outlined in your position description (attachment to this contract); and

2.	Perform the duties from time to time assigned to you by the Company and in all respects comply with the directions and lawful regulations given or made by the Company;

3.	Use your best efforts to promote the Company’s best interests and welfare;

4.	During working hours, devote all of your working time and attention to your employment with the Company;

5.	Serve the Company honestly and faithfully.

3.	REMUNERATION

Base Salary

You will be on a salary of $250,000 per annum plus commissions including the superannuation guarantee of 9.00%.

Your base salary will be payable MONTHLY on or about the 15th day of each month and paid two (2) weeks in arrears and two (2) weeks in advance.  Your salary, net of tax, will be deposited into your nominated bank account.

Salary reviews occur annually.  Adjustment will be made on the basis of the Company’s financial performance, market salary comparisons and your Manager’s assessment of your work performance.

Superannuation

The Company will make superannuation contributions to a complying Superannuation Fund in accordance with requirements under the Superannuation Guarantee (Administration) Act 1992.
You have the right to choose which superannuation fund will receive your superannuation guarantee contributions. The current contribution is nine percent (9.00%) of your “ordinary time earnings.”  If you decide to choose your own super fund, you will be required to complete the ATO Standard Choice Form.  If you do not complete the ATO Standard Choice Form, your compulsory super contribution will be invested with the Company’s default fund Care Super.

It is company policy to pay superannuation at the rate specified in the Superannuation Guarantee Legislation.

Performance Bonus

You may be elligible for a Performance bonus.  This is dependent on you meeting and/or exceeding your performance measures (to be agreed with your manager upon commencement), and the Company meeting and/or exceeding its financial targets for the year.  Performance bonuses are at the Company’s sole discretion.

All payments are subject to Pay As You Go (PAYG) taxation.

4.	PROBATIONARY EMPLOYMENT

You will be on probation for a maximum period of six (6) months from your commencement date (“Probationary Period”).  During this Probationary Period, either party may terminate this contract by providing two (2) week’s notice to the other party.  The Company, at its sole discretion, may give you two (2) weeks’ notice or remuneration of two (2) weeks salary in lieu of notice.

On or before the expiry date, your manager will assess your suitability for permanent employment based on your performance against your performance criteria (position description and other work instructions issued to you during the course of your employment).  At that time your manager will either confirm your permanent employment status or terminate this contract.

5.	HOURS OF SERVICE

You are required to work a minimum of 40 hours per week, with your normal hours of work being Monday to Friday from 8.00am to 5:00pm (or as otherwise directed), with a one hour lunch break.

In order to perform the job effectively, however, you may be required to work additional hours as appropriate.  The salary package specified in this contract is deemed to cover payment for the overall performance of the job, and overtime will not be payable.

6.	EXPENSES

You will be reimbursed all work related expenses which are reasonably and necessarily incurred in the course of performing your duties, having first gained prior approval from your Manager.

Reimbursement will be in line with corporate guidelines and will be reimbursed in Australian dollars.

7.	ATTACHED DOCUMENTATION

Additional terms and conditions of employment are set out in the attached document headed “Terms and Conditions of Employment”.  Also attached is your position description and Salary Package Summary.

Please read all of the enclosed documents before accepting this offer.

We are pleased you have chosen to join our team, and we are confident your contributions will be important to the continued growth and success of the Company.

Please advise if you need any further information in advance of starting with us.

Finally, we would like to take the opportunity to welcome you on board.

Yours sincerely,
Moneytech Ltd

/s/ Hugh Evans
Hugh Evans
Managing Director

If the above terms and conditions are acceptable to you including those set out in the enclosed documents please signify your acceptance of employment by signing two copies of this contract and returning them to Human Resources, Moneytech Limited

A signed copy for your personal records will be returned to you prior to your commencement date.

ACCEPTANCE

ACKNOWLEDGMENT OF ACCEPTANCE OF OFFER OF EMPLOYMENT

I, Hugh Evans declare that:

1	I have read and understood the attached terms and conditions of employment; and

2	I will abide by these conditions of employment.

Signed

/s/ Hugh Evans
Name:	Hugh Evans
Date:	1st March, 2004

TERMS AND CONDITIONS OF EMPLOYMENT

OPERATIVE PROVISIONS:

1	Definitions
1.1	In this agreement, the following words or expressions have the meanings indicated unless the contrary intention appears.

“Moneytech Group” refers to Moneytech Limited ABN 77 106 249 852 and its subsidiaries.

“Company” refers to Moneytech Limited ABN 77 106 249 852 .a Moneytech Group subsidiary directly employing the Employee.

“Confidential Information” means all financial, accounting, marketing and technical information, customer and supplier list, files, forms, specifications, processes, statements, formulae, trade secrets, drawings and data (and copies and extracts made of or from those things), ideas, concepts, know-how and technology relating to the operations and dealings of Moneytech Group, but not limited to:

(a)	the organisation, finance, customers, markets, suppliers, intellectual property and know-how of Moneytech Group and
(b)	the personal and business activities of Moneytech Group.

“Executive Officer” has the same meaning as set out in the Corporations Law. “Employee” shall mean the person whose name appears on the Employment Offer.

“Effective Date” means the date on which the Employee commences his or her employment with Moneytech Group or one of its subsidiaries.

“Intellectual Property Rights” means all intellectual property rights of Moneytech Group including without limitation:

(a)	copyright, patents, registered designs, rights in circuit layouts, trademarks and the right to have confidential information kept confidential; and
(b)	any application or right to apply for registration of any of those rights.

2.	Position
2.1
The Employee shall be employed in the position set out in the letter of offer of employment and will be expected to serve Moneytech Group in the position to which the Employee is presently appointed or in such other position as may from time to time be assigned to the Employee by the Company.

2.2	The Employee’s employment will commence on the Effective Date, as outlined in the letter of offer of employment.

2.3	If the Employee’s position changes during the course of his/her employment for any reason, it is agreed that all terms and conditions of this employment contract will remain in full force and effect.

3.	Employee’s Duties & Obligations
3.1	The Employee’s duties are set out in the Employment Offer and such other duties as the Company may notify the Employee from time to time.

3.2	The Employee must:
(a)
perform to the best of the Employee’s abilities and knowledge the duties assigned by the Company from time to time, whether during or outside Business Hours and at such place or places as the Company may require;

(b)	Serve the Company faithfully and diligently to the best of the Employee’s ability;
(c)	use all reasonable efforts to promote the interests of the Company;
(d)	act in the Company’s best interests;
(e)	comply with all laws applicable to the Employee’s position;
(f)	report to the person or persons nominated by the Company from time to time;
(g)	liaise with the directors and other employees of the Company in ensuring that any customers and / or clients of the Company are provided with an efficient and courteous service; and
(h)
observe and conform to all the rules, policies, practices and customs of the business conducted by the Company in conducting and carrying out your duties and to conduct yourself in a manner becoming of a person in your position.

Without limiting the Employee’s duties to the Company, the Employee must not act in conflict with the Company’s best interests.

4.	Lawful Directions
The Employee shall be immediately responsible to and shall carry out such lawful directions as are given from time to time by the person nominated by the Company to be the manager of the Employee.

5.	Hours of Service

The usual hours of work for this position are from 8.30am to 5.30pm with one (1) hour lunch break, Monday to Friday.  In order to perform the job effectively, however, the employee may be required to work additional hours as appropriate.  The salary package specified in this contract is deemed to cover payment for the overall performance of the job, and overtime will not be payable.

6.	Remuneration
6.1	The Company shall remunerate the Employee in accordance with the Salary Package Summary upon the Employee’s attainment of set targets & objectives.

6.2	The Company shall review the Employee’s salary annually and may adjust that salary in accordance with the Company’s’ policy of annual review in its absolute discretion.

6.3
To the extent permissible by law, the Employee acknowledges that the totality of the remuneration payable under this agreement is intended to satisfy all entitlements applying to the Employee under any provisions of any industrial award, industrial agreement or statute which is binding on the Company with respect to the employment of the Employee, save for annual leave and long service leave entitlements.

6.4
If any industrial award or agreement applies to the Employee’s employment the parties agree that the relevant award or agreement applies to the Employee’s employment as a matter of law and does not form any part of these conditions.

7.	Duration
The Employee’s engagement shall continue until determined by notice in writing in accordance with the provisions of this Agreement.

8.            Superannuation

The Company shall make contributions with respect to the Employee for occupational superannuation as is governed by the percentage rate applicable to the relevant Employee as set forth in the Superannuation Guarantee (Administration) Act 1992 (Cth) and the Superannuation Guarantee Charge Act 1992 (Cth) or such other act or acts as replaces, repeals or supersedes these Acts.

9.	Annual Leave, Long Service Leave and Public Holidays
9.1
The Employee shall be entitled to paid annual leave each year in accordance with the Australia Fair Pay and Conditions Standard set out in the Workplace Relations Act 1996, as amended from time to time (the “Standard”).

9.2	Without limiting the operation of the Standard, full time employees will be entitled to the equivalent of twenty (20) working days annual leave per year.
9.3	The Employee will follow Company policy in relation to obtaining prior approval to take annual and long service leave.

9.4
The Employee will ensure that he or she does not allow any more than six (6) weeks annual leave to accumulate.  The Company has the right to reasonably direct that the Employee take annual leave as it falls due.

9.5 9.6
The Employee shall be entitled to long service leave in accordance with the provisions of the long service leave legislation applicable in the state in which they work.

Public Holidays shall also be in accordance with the law of the State.  Other days may be substituted for public holidays with the mutual agreement of both parties to this contract.

10.	Personal/Carers Leave
10.1
The Employee shall be entitled to personal leave in accordance with the Standard.  Without limiting the operation of the Standard, full time employees shall be entitled to full pay for a period of up to ten (10) days in any twelve (12) consecutive calendar months for Personal/Carers leave, which shall include:

•	leave taken by an employee due to personal illness or injury (sick leave); or

•
leave taken by an employee to provide care or support for a member of the employee’s immediate family or household who requires care or support due to personal illness or injury, or an unexpected emergency (carer’s leave); or

•
upon the death of a member of the employee’s immediate family or household; or in order to spend time with a seriously ill, injured or dying person who is a member of the employee’s immediate family or household (compassionate leave)

10.2
The unused proportion of the Employee’s sick leave entitlements referred to in clause 10.1 shall accrue from year to year throughout the Employee’s employment to a maximum of one hundred (100) days.  Any leave accrued in excess of one hundred (100) days is forfeited by the Employee.

10.3
The Employee acknowledges that he or she is not entitled to any payment for unused leave under this clause from the Company if this agreement is terminated, except for any amount required to be paid under applicable law.

10.4.1
The Employee shall, if required by the Company, produce a medical certificate from a legally qualified medical practitioner, or shall provide such additional information or documentation (verified on oath if necessary) as the Company may require from time to time in connection with the payment of sick leave.

10.4.2	The Employee will follow Company policy in relation to taking sick leave.

11.	Inventions
11.1
Any discovery or invention or secret process or improvement in procedure made or discovered by the Employee during the currency of this Agreement in connection with or in any way affecting or relating to the business of Moneytech Group or capable of being used or adapted for use therein or in connection therewith shall be disclosed to the Company or Moneytech Group (as the case may be) and shall belong to and be the absolute property of the Moneytech Group. .

11.2
The Employee shall, if and when required to do so, (whether during or after the termination of this agreement) at the Company’s expense apply or join in applying for letters patent or other similar protection in Australia or in any other part of the world for any such discovery, invention, process or improvement as aforesaid and shall execute all instruments and do all things necessary to vest the letters patent or other similar protection when obtained and all right and title to an interest in the same in Moneytech Group or its nominee absolutely and as sole beneficial owner or in such other person as the Company may require.

12.	Confidential Information and Conflict of Interest
12.1
The Employee will not at any time either during the continuance of his or her employment or after the termination of his or her employment for any reason divulge any of the Confidential Information of Moneytech Group to any other company, person or persons without the previous consent in writing of Company , nor use or attempt to use any information which he or she may acquire in the course of his or her employment in any manner which may injure or cause or be calculated to injure or cause loss to the  Moneytech Group.

12.2	The Employee must immediately notify the Moneytech Group of any suspected or actual unauthorised, copying or disclosure of Confidential Information.

12.3.1
The Employee must provide assistance reasonably requested by the Company in relation to any proceedings the Company may take against any person for unauthorised use, copying or disclosure of Confidential Information.

12.3.2
Personal Service/Conflict of Interest: Your employment requires that you fully devote yourself to your work, and do not take on, or subcontract your services to another party.  You may not sit on any Boards, or be a Director of any Public Company without prior approval.  You should not have any outside interests which could compromise the Moneytech Group in any way, or would impair or impact on your work performance.

13.	Restrictive Covenants after Resignation or Termination of Employment
13.1	The Employee expressly agrees as follows:
(a)
not at any time during the period of twelve months after the resignation or termination of his or her employment attempt personally or by letters, advertising or otherwise to obtain customers or clients of Moneytech Group within Australia or New Zealand for any person, firm or company other than Moneytech Group on any business of same kind as Moneytech Group; and

(b)
not at any time during the period of twelve months after the resignation or termination of his or her employment for any reason and either on his or her own account or for any other person or for any other firm or company to solicit, interfere with or endeavor to entice away from Moneytech Group any person, firm or company who at any time during the continuance of his or her employment shall have been a customer or client of Moneytech Group.

13.2	The Employee agrees for a period of six (6) months from the termination of their employment with the Company, they shall not:

(a)
approach or entice or endeavor to entice away from the Moneytech Group any person, firm or company which was at the time during the six (6) months before the termination of the Employees’ employment, a director, employee, consultant, agent, representative, associate or advisor to any company in the Moneytech Group;

(b)	Accept any employment, which would require the Employee to reveal any confidential information of the Moneytech Group without Moneytech Group’s prior written consent.

14.          Company Policies and Regulations
14.1
Notwithstanding anything contained in these Conditions to the contrary, the employment of the Employee shall otherwise be subject to the terms and conditions contained in Moneytech’s Policies and Procedures.  Company policies and procedures apply to all of Moneytech’s Group companies in full and without exception.

14.2
All vendor incentives are the property of the Company and will be allocated to employees as the Managing Director or General Manager sees as appropriate with the overall business requirements.  Any incentives or gifts offered by Vendors must not under any circumstances be accepted until the relevant General Manager has given their approval.  Acceptance of any incentives or gifts without such prior approval will be treated seriously.  The staff member concerned will be personally liable for the consequential FBT plus any penalties levied by the ATO which the Company may incur.

14.3
The Employee agrees to comply with any and all Company instructions and regulations and understands they will be personally liable to the Company for any loss caused by their illegal or dishonest conduct.  While on Company premises, the Employee will comply with Company rules and regulations.  Access to Company premises for the purpose of performing services may require the Employee wear personal identification (badge and/or other credentials) that the Company may issue.  Upon termination, the Employee will return all such credentials, or provide written confirmation of the loss or destruction of the credentials.

15.          Termination
15.1	Following the expiration of the Probationary Period, the Employee’s employment may be terminated at any time:
(a)	by the Employee giving to the Company four (4) weeks’ notice or by forfeiting an amount equal to the Employee’s total remuneration for the appropriate period of notice; or
(b)
by the Company giving to the Employee four (4) weeks’ notice together with any additional entitlement that the Employee is entitled to at law or by the Company paying an amount equal to the Employee’s total remuneration in lieu of the appropriate period of notice.

15.2	The Employee’s employment may be terminated by the Company at any time without notice if the Employee:
(a)	commits any serious or persistent breach of any of the provisions of this Agreement;
(b)	is guilty of any grave misconduct or willful neglect in the discharge of his or her duties;
(c)	becomes of unsound mind;
(d)	is convicted of any criminal offence other than an offence which in the reasonable opinion of the Company does not affect his or her position as an Employee of the Company;
(e)
becomes permanently incapacitated by reason of accident or illness and is unable to perform his duties under this Agreement and, for the purposes of this clause, incapacity in excess of twenty six (26) weeks in any period of twelve (12) months shall be deemed to be permanent incapacity.

(f)
if pornographic material is found on the Employees’ Company computer and or if the Employee is distributing pornographic material or visiting internet sites to access this material.  This applies at all times, not only during official work hours.

15.3	Termination under this clause does not affect any accrued rights or remedies of either party.

16.	After termination of Employment
16.1	If the Employee’s employment is terminated for any reason;
(a)
The Company may set off any amounts the Employee owes the Company against any amounts the Company owes the Employee at the date of termination except for amounts the Company is not entitled by law to set off;

(b)
upon the termination of his or her employment, the Employee must return all Company property (including property leased by the Company) including all written or machine readable material, software, computers, credit cards, keys and vehicles;

(c)	the Employee’s obligations in relation to Confidential Information continue after termination except in respect of information that is part of the Employee’s general skill and knowledge; and
(d)	the Employee must not record any Confidential Information in any form after termination.

17.	Compliance with Laws
The Employee will:
(a)	at all times, comply with all laws and regulations directly or indirectly affecting their employment and the conduct of the same;
(b)	ensure they remain aware of any changes in laws that may affect their conduct. In particular, they will ensure compliance with the Australian Consumer Law.;
(c)	not engage in any deceptive or misleading conduct, representations or statements;
(d)
not remain silent or fail to correct any statements that would tend to mislead or create false impressions or expectations.  If in doubt, the Employee should seek the advice of their immediate manager and/or Legal Counsel (where necessary); and

(e)	refer all threats of litigation or legal action, whether implied or express, to their immediate manager.

18.	Relationship of Parties

The parties hereby specifically agree that it is intended that this Agreement shall create the relationship of employer and employee between them and they hereby acknowledge and agree that it is not their intention to create any other relationship and, in particular, the relationship of principal and contractor or the relationship of partners.

19.	Severability
Part or all of any clause of this agreement that is illegal or unenforceable will be severed from this agreement and the remaining provisions of this agreement continue in force.

20.	Notices

All notices required or able to be sent by either party to this Agreement may be sent either by personal delivery or by pre-paid registered mail to the last known address of the other party.  Notices sent by registered mail are deemed to be received three days after sending.

21.	Modification
This Agreement may not be modified, amended, added to or otherwise varied except by a document in writing signed by each of the parties.

22.	Merger of Contractual Rights

The rights and obligations of the parties in respect of agreements, indemnities, covenants and warranties contained herein shall be continuing agreements, covenants, indemnities, and warranties, and accordingly shall not be merged or extinguished by or upon completion or termination.

23.	Waiver

The Failure of either party at any time to insist on performance of any provision of this agreement is not a waiver of its rights at any later time to insist on performance of that or any other provision of this agreement.

24.	Governing Law
This agreement shall be governed by and interpreted in accordance with the laws of New South Wales and both parties submit to the exclusive jurisdiction of the courts of that State. .

25.          Location
The base location of this position is indicated in the Employment Offer, however, please note that the Company reserves the right to transfer its employees to other Moneytech subsidiaries, locations and regions.  The employee will be provided a minimum of two (2) weeks notice of any such transfer.

If the Employee’s location changes during the course of his/her employment for any reason, it is agreed that all terms and conditions of this employment contract will remain in force.

26.          Relocation of Employees
All Company employees who are relocated at the Company’s request will be provided with relocation assistance.  Newly hired employees or Company employees who are relocated at their own request, will generally not be reimbursed for expenses incurred. All relocation costs must have prior approval.

27.          Redundancy
In the event of the Employees’ position becoming redundant and surplus to requirement, the Company will pay to the Employee any entitlements as are stipulated by current law at the date of termination of employment.

28.          Corporate Credit Card
The Employee may be entitled to a company sponsored Corporate Credit Card.  This card is company sponsored and, if appropriate, will be issued to the Employee for use in procuring travel related services, business expenses or business entertainment.

Services and expenses such as airline tickets, rental cars, hotel accommodations, meals, and other incidental expenses, are expected to be paid for with the Corporate Card.  All expenses on individual Corporate Credit Cards are billed directly to the employee, subject to reimbursement by the Company through individual travel expense claims.

Please note, the Company does not accept joint liability on the card.  Liability for the charges will rest with the Employee, subject to reimbursement under Company approved expense claims.  The Employee will be required to lodge an expense claim, which will need the Employees’ manager’s approval, to be reimbursed business expenses.

29.          Dealing with the Media
The Employee must not, without prior consent of the Company, communicate with or disclose to any representative of the media, any information of any nature whatsoever relating to the Company, its client or customers or this Agreement.  This Clause 29 survives termination of the Agreement.

30.           Equal Opportunity and Anti-Discrimination
The Company is committed to a policy of Equal Employment Opportunity.  This means that people will be treated equally at work in all situations.

Accordingly, any forms of discrimination including, but not limited to gender, marital status, race, religion, creed, age, sexual preference etc will not be tolerated under any circumstances by the Company.  Any employee who engages in any form of discrimination will be very seriously disciplined or dismissed.

Furthermore, the Company takes very seriously any effort at retribution for, or victimisation of, a person who has made a complaint.  Any employee, who does so, will be very seriously disciplined or dismissed.

It is a condition of employment that the Employee comply with all relevant state and federal anti-discrimination laws and the Employee must comply with the Company’s internal procedures for dealing with discrimination or sexual harassment complaints and accept any direction of the Company in respect of sexual harassment or other forms of sexual or other discrimination.

31.          Smoking
The Moneytech Group workplace is a smoke free environment.  Smoking in any Company or client office is prohibited.

32.          Performance Review
The Employee must participate in the Company’s Performance Review and Development Program. The Program is conducted annually and includes a documented assessment of the Employees’ performance against job-related performance criteria, a feedback and development interview with your supervisor and completion of any employee development plan which may set out actions designed to improve job performance, such as access to training and performance counseling programs.

Subject to Clause 15.2, if an assessment provides evidence that the Employees’ job performance is not to the Company’s reasonable satisfaction, the Employees’ superior will provide the Employee with a written statement of the performance deficiencies.  The Employee will then have an opportunity to provide his or her supervisor with a written statement explaining any mitigating circumstances related to the performance deficiency.  Should the Company still regard job performance as unsatisfactory the Employee will be placed on a Performance Improvement Plan to address the issues.  If the Employee does not successfully meet the objectives of the plan, their employment will be terminated.

33.          Completeness
The terms and conditions set out in this contract replace any previous agreements and understandings.

SIGNED AS AN AGREEMENT this day of September 2003
Signed for and on behalf of Moneytech Limited.

/s/ Hugh Evans	Hugh Evans
Signature of Authorised Officer	Name of Authorised Officer

/s/ Sonja Sandral	Sonja Sandral
Signature of Witness	Name of Witness

SIGNED by Hugh Evans

/s/ Hugh Evans
Signed

/s/ Sonja Sandral	Sonja Sandral
Signature of Witness	Name of Witness